Item 770
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

Name of Security      Date of Purchase   Syndicate Members             Securities Purchased From

Dole Foods              3/17/03        Banc of America Securities      Credit Suisse First Boston
Company                                Credit Suisse First Boston
Senior Notes                           Deutsche Bank Securities Inc.
                                       Fleet Securities
                                       Fortis Securities
                                       Rabo Securities USA Inc.
                                       Scotia McLeod
                                       SG Cowen Securities
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Affiliated  broker is SG Cowen  Securities.  Securities  were  purchased  in the offering at the